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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
YieldUP International Corporation



     We consent to incorporation by reference in the registration statements (Nos. 333-19645, 333-19647 and 333-19649) on Forms S-3 and S-8 of YieldUP
International Corporation of our report dated February 13, 1998, except as to
Note 8, which is as of March 30, 1998, relating to the balance sheet of YieldUP International Corporation as of December 31, 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period then ended, which report appears in the December 31, 1997, annual report on Form 10-KSB of YieldUP International Corporation.


                                            KPMG Peat Marwick LLP

Mountain View, California
March 31, 1998